                                                                      EXHIBIT 11

                        HOME PROPERTIES OF NEW YORK, INC.
                   COMPUTATION OF PER SHARE EARNINGS SCHEDULE
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                (In Thousands, Except Shares and Per Share Data)


                                                             1997              1996              1995
Income before extraordinary item                             $7,427           $4,147            $4,045
Extraordinary item                                           (1,037)               -            (1,249)
Net income                                                   $6,390           $4,147            $2,796

The above income figures are the same for both the basic and diluted calculation.



                                                           1997              1996              1995
Basic weighted average number of
  shares outstanding                                      7,415,888        5,601,027       5,408,474
Effect of dilutive stock options                            142,279           31,977                  -
Diluted weighted average number of
  shares outstanding                                      7,558,167        5,633,004       5,408,474

Basic earnings per share data:
  Income before extraordinary item                          $1.00            $ .74              $.75
  Extraordinary item                                        ($.14)           $   -             ($.23)
  Net income                                                 $.86             $.74              $.52

Diluted earnings per share data:
  Income before extraordinary item                           $.98            $ .74              $.75
  Extraordinary item                                        ($.14)           $   -             ($.23)
  Net income                                                 $.84             $.74              $.52



The Company has adopted Statement of Financial Accounting Standards (SFAS) No. 128, "Earnings per Share", which was issued by the Financial Accounting Standards Board in February, 1997. SFAS No. 128 requires dual presentation of basic earnings per share (EPS) and diluted EPS on the face of all statements of earnings for periods ending after December 15, 1997. Basic EPS is computed as net income divided by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur from common shares issuable through stock-based compensation including stock options. The exchange of an Operating Partnership Unit for common stock will have no effect on diluted EPS as unitholders and stockholders effectively share equally in the net income of the Operating Partnership. Reported EPS in prior periods have been restated to conform with the provisions of SFAS No. 128.